China Medicine Announces Stock Repurchase Plan

Guangzhou, China, July 9, 2010 – China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a leading manufacturer, developer and distributor of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other health products, today announced that its board of directors authorized a stock repurchase program.  The program authorizes a buyback of the Company’s common stock up to a value of $2.0 million.  The authorization is valid through July, 2011. The program utilizes funds currently held in the escrow account pursuant to the Company’s agreement with its principal shareholder, OEP CHME Holdings, LLC, an affiliate of One Equity Partners, the private equity arm of JP Morgan, dated January 28, 2010.

Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation stated "We have the fundamental strength to pursue a variety of opportunities with our cash, and today’s authorization is an appropriate and strategic decision that brings us additional flexibility to leverage our strong balance sheet.  We are committed to enhancing shareholder value, and we have confidence in our long-term growth plan to expand the Company’s product portfolio and geographical footprint in China.”

China Medicine may (but is not obligated to) repurchase shares of its common stock from time to time on the open market or in privately negotiated transactions pursuant to Rule 10b-5, Rule 10b5-1, Rule 10b-18 and other applicable legal requirements of the SEC. The timing and actual number of shares repurchased will depend on a variety of factors including regulatory restrictions on price, manner, timing, and volume, corporate and other regulatory requirements and other market conditions in an effort to minimize the impact of the purchases on the market for the stock. The repurchased stock will be cancelled and returned to the Company’s authorized but unissued Common Stock to be used for acquisitions and other valid corporate purposes.

About China Medicine Corporation

China Medicine Corporation, a comprehensive enterprise with a research and development centre, manufacturing facilities and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company distributes its products to wholesale distributors, including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company is developing a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information, please visit the Company's website at http://www.cmc621.com.

Safe-Harbor Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact Information

ICR, Inc.
In New York: Ms. Christine Duan: 1-203-682-8200
In Beijing: Ms. Wen Lei Zheng: 86-10-6599-7968

China Medicine Corporation
In Guangzhou: Ms. Gavin Chen: 86-20-8737-2102